EXHIBIT 23.2
                                                                    ------------







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chattem, Inc. Stock Incentive Plan--2005 of Chattem, Inc. of our reports dated January 31, 2005, with respect to the consolidated financial statements and schedule of Chattem, Inc., Chattem, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Chattem, Inc., included in its Annual Report (Form 10-K) for the year ended November 30, 2004, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP

Chattanooga, Tennessee
May 16, 2005